EXHIBIT 10.2

                         February 17, 2006

John D. Carter
President & Chief Executive Officer
Schnitzer Steel Industries, Inc.
3200 NW Yeon Avenue
Portland, Oregon 97210

Re: Change in Control Severance Agreement

Dear John:

Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company, its customers and its shareholders. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company, this letter agreement, which has been approved by the Board, sets forth severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated in connection with a Change in Control (as defined in Section 3 hereof) under the circumstances described below.

1.    Agreement to Provide Services; Right to Terminate.

(i)    Except as otherwise provided in paragraph (ii) below, the Company or you may terminate your employment at any time, subject to the Employment Agreement dated February 17, 2006, and subject to the Company’s providing the benefits hereinafter specified in accordance with the terms hereof.

(ii)    In the event of a Potential Change in Control (as defined in Section 3 hereof), you agree that you will not leave the employ of the Company (other than as a result of Disability, as such term is hereinafter defined) and will render the services contemplated in the recitals to this Agreement until the earlier of (a) a date which is 60 days from the occurrence of such Potential Change in Control, or (b) a termination of your employment pursuant to which you become entitled under this Agreement to receive the benefits provided in Section 5(iii) below.

2.    Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until August 31, 2009 or earlier termination of your employment; provided that, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Change in Control shall have occurred during such term.

3.    Change in Control; Potential Change in Control; Shareholder Approval; Person.

(i)       For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(A)    The consummation of:

(1)     any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(2)     any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

(B)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(C)    Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) you acquire (other than on the same basis as all other holders of shares of Common Stock of the Company) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under subparagraph (A) above, or (2) you are part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under subparagraph (C) above.

(ii)    For purposes of this Agreement, a “Potential Change in Control” shall be deemed to have occurred if:

(A)    the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(B)    any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(C)    the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(iii)    For purposes of this Agreement, “Shareholder Approval” shall be deemed to have occurred if the shareholders of the Company approve an agreement entered into by the Company, the consummation of which would result in the occurrence of a Change in Control.

(iv)    For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any employee benefit plan sponsored by the Company.

4.    Termination Following Shareholder Approval or Change in Control. If a Change in Control occurs, you shall be entitled to the benefits provided in Section 5(iii) hereof in the event that (x) a Date of Termination (as defined in Section 4(v) below) of your employment with the Company occurred or occurs after the earlier of Shareholder Approval, if applicable, or the Change in Control and no later than twenty-four (24) months after the Change in Control, or (y) your employment with the Company is terminated by you for Good Reason (as defined below) based on an event occurring concurrent with or subsequent to the earlier of Shareholder Approval, if applicable, or the Change in Control and your Notice of Termination (as defined in Section 4(iv) below) in connection therewith shall have been given no later than twenty-four (24) months after the Change in Control; provided, however, that if any such termination is (a) because of your death, (b) by the Company for Cause (as defined below) or Disability, or (c) by you other than for Good Reason based on an event occurring concurrent with or subsequent to the earlier of Shareholder Approval, if applicable, or the Change in Control, then you shall not be entitled to the benefits provided in Section 5(iii) hereof.

(i)    Disability. Termination by the Company of your employment based on “Disability” shall mean termination because of your absence from your duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination is given to you following such absence you shall have returned to the full-time performance of your duties.

(ii)    Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (a) the willful and continued failure by you to perform substantially your assigned duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board or President of the Company which specifically identifies the manner in which such executive believes that you have not substantially performed your duties or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this paragraph (ii), no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in knowing bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph (ii) and specifying the particulars thereof in detail.

(iii)    Good Reason. Termination by you of your employment with the Company for “Good Reason” shall mean termination by you of your employment with the Company based on any of the following events provided you give Notice of Termination after the occurrence of any of the following events and no later than 30 days after the later of (1) notice to you of such event, or (2) the Change in Control:

(A)    a change in your status, title, positions or responsibilities as President and Chief Executive Officer or the assignment to you of any duties or responsibilities which are inconsistent with such status, title or positions, or any removal of you from or any failure to reappoint or reelect you to such positions, except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason;

(B)    a reduction by the Company in your base salary as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;

(C)    the failure by the Company to continue in effect any Plan (as hereinafter defined) in which you are participating immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;

(D)    the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;

(E)    the Company’s requiring you to be based more than 30 miles from where your office is located immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;

(F)    the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 7 hereof;

(G)    any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (iv) below (and, if applicable, paragraph (ii) above); and for purposes of this Agreement, no such purported termination shall be effective; or

(H)    the failure by the Company to pay you any portion of your current compensation, to credit your Deferred Compensation Plan account in accordance with your previous election, or to pay you any portion of an installment of deferred compensation under any Plan in which you participated, within seven (7) days of the date such compensation is due.

For purposes of this Agreement, “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, deferred compensation, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

(iv)    Notice of Termination. Any purported termination by the Company or by you (other than termination due to your death, which shall terminate your employment automatically) following the earlier of Shareholder Approval, if applicable, or a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(A)    With respect to any Notice of Termination given by you for Good Reason, such Notice of Termination may indicate that such termination for Good Reason shall be conditioned upon, and postponed until, the date on which it is finally determined, either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 13 hereof, that Good Reason exists for such termination. If a Notice of Termination given by you for Good Reason indicates that such termination shall be so conditioned and postponed, then, if the Company disputes the existence of Good Reason, the Company shall, within thirty (30) days after the Notice of Termination is given, notify you that a dispute exists concerning the termination, whereupon Section 13 hereof shall apply to such dispute. If no such notice is given by the Company within such 30-day period, then a final determination that Good Reason exists shall be deemed to have occurred on the date thirty (30) days after the Notice of Termination for Good Reason is given.

(B)    Notwithstanding anything to the contrary in this Agreement:

(1)    if, at any time before the Date of Termination determined pursuant to this Agreement with respect to any purported termination by you of your employment with the Company, there exists a basis for the Company to terminate your employment for Cause, then the Company may, regardless of whether or not you have given Notice of Termination for Good Reason and regardless of whether or not Good Reason exists, terminate your employment for Cause, in which event you shall not be entitled to the benefits provided in Section 5(iii) hereof, and

(2)    if you die or your employment is terminated based on Disability after you have given Notice of Termination for Good Reason and before the Date of Termination determined under this Agreement with respect to that Notice of Termination, and it is subsequently finally determined that Good Reason existed at the time your employment terminated, then termination of your employment shall be deemed to have occurred for Good Reason (and not due to your death or Disability) and you shall be entitled to the benefits provided in Section 5(iii) hereof.

(v)    Date of Termination. “Date of Termination” shall mean the date your employment with the Company is terminated following the earlier of Shareholder Approval, if applicable, or a Change in Control, which date shall be determined as follows:

(A)    if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that, if you shall have returned to the performance of your duties on a full-time basis during such thirty (30) day period, then the termination for Disability contemplated by the Notice of Termination shall not occur),

(B)    if your employment is terminated due to your death, the date of your death,

(C)    if your employment is to be terminated by the Company other than for Disability, or if your employment is to be terminated by you without a claim of Good Reason, the date specified in the Notice of Termination, and

(D)    if your employment is to be terminated by you for Good Reason, the date ninety (90) days after the date on which a Notice of Termination is given, unless either:

(1)    an earlier date has been agreed to by the Company either in advance of, or after, receiving such Notice of Termination (in which case such earlier date shall be the Date of Termination),

(2)    pursuant to and in accordance with Section 4(iv) you have indicated in your Notice of Termination that you are conditioning your termination upon (and postponing such termination until) the date on which it is finally determined that Good Reason exists for such termination (in which case the later of such date as determined in accordance with Section 4(iv) above, or the date otherwise determined under this Section 4(v)(D), shall be the Date of Termination),

(3)    the Company shall not have notified you within fifteen (15) days after a Notice of Termination for Good Reason is given that it intends to fully correct the circumstances giving rise to Good Reason (in which case the date fifteen (15) days after the Notice of Termination shall be the Date of Termination), or

(4)    if the Company gives notice as provided in Section 4(v)(D)(3) and if the circumstances giving rise to Good Reason are fully corrected on or prior to the date that is ninety (90) days after such Notice of Termination was given, then the termination for Good Reason contemplated by such Notice of Termination shall not occur.

5.    Compensation Upon Termination or During Disability.

(i)    During any period following the earlier of Shareholder Approval, if applicable, or a Change in Control that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with Sections 4(i) and 4(v) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

(ii)    If your employment shall be terminated for Cause or as a result of death following the earlier of Shareholder Approval, if applicable, or a Change in Control, the Company shall pay you your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.

(iii)    If a Change in Control occurs and either (a) after the earlier of Shareholder Approval, if applicable, or the Change in Control and no later than twenty-four (24) months after the Change in Control, a Date of Termination of your employment with the Company occurred or occurs as a result of a termination by the Company other than for Cause or Disability, or (b) your employment with the Company is terminated by you for Good Reason based on an event occurring concurrent with or subsequent to the earlier of Shareholder Approval, if applicable, or the Change in Control and your Notice of Termination in connection therewith shall have been given no later than twenty-four (24) months after the Change in Control, then, by no later than the fifth day following the later of the Date of Termination or the Change in Control (except as may otherwise be provided), you shall be entitled, without regard to any contrary provisions of any Plan, to a severance benefit as follows:

(A)    the Company shall pay your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you; provided, however, that with respect to a termination of your employment for

Good Reason based on a reduction by the Company in your base salary as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, the Company shall pay your full base salary through the Date of Termination at the rate in effect just prior to such reduction plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you;

(B)    as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you in a single payment an amount in cash equal to three (3) times the sum of (1) the greater of (i) your annual rate of base salary in effect on the Date of Termination or (ii) your annual rate of base salary in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control and (2) your target bonus as most recently established by the Board;

(C)    for a thirty-six (36) month period after the Date of Termination, the Company shall arrange to provide you, your spouse and your dependents with life, accident and health insurance benefits substantially similar to those which you were receiving immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this subparagraph (C) to the extent that a similar benefit is actually received by you from a subsequent employer during such thirty-six (36) month period, and any such benefit actually received by you shall be reported to the Company; and

(D)    all options to purchase Company common stock then held by you shall become immediately vested and exercisable in full and all performance shares and restricted stock then held by you shall become immediately vested and all forfeiture provisions shall lapse.

(iv)    The amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise. Your entitlements under Section (5)(iii) are in addition to, and not in lieu of, any rights, benefits or entitlements you may have under the terms or provisions of any Plan.

6.    Tax Gross-Up Payments.

(i)    Whether or not your employment is terminated, if any of the payments provided for in Section 5(iii) or any other payment or benefit received or to be received by you in connection with a Change in Control or the termination of your employment (collectively, the “Change in Control Payments”) will be subject to the tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax that may hereafter be imposed (the “Excise Tax”), the Company shall pay to you at the time any such Change in Control Payment is paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Change in Control Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Change in Control Payments. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment directly and indirectly attributable to such reduction plus interest on the amount of such repayment at the rate provided for in section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any Change in Control Payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable to the taxing authorities with respect to such excess) at the time that the amount of such excess is finally determined.

(ii)    The Company shall withhold the Excise Tax determined under paragraph (i) above in accordance with section 4999(b) of the Code, and shall withhold federal, state and local income taxes from Change in Control Payments and Gross-Up Payments as required by law.

7.    Successors; Binding Agreement.

(i)    Upon your written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of the Company’s Voting Securities or otherwise.

(ii)    This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

8.    Fees and Expenses. The Company shall pay to you all legal fees and related expenses incurred by you in good faith as a result of (i) your termination following the earlier of Shareholder Approval, if applicable, or a Change in Control

(including all such fees and expenses, if any, incurred in contesting or disputing in good faith any such termination) or (ii) your seeking to obtain or enforce in good faith any right or benefit provided by this Agreement.

9.    Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 5, 6, 7(ii), 8 and 13 of this Agreement shall survive termination of this Agreement, but only with respect to a Change in Control occurring during the term of this Agreement.

10.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the respective party set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11.    Amendment, Waiver; Applicable Law. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

12.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award, which award shall be a final and binding determination of the dispute or controversy, in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses of the arbitrators arising in connection with any arbitration proceeding pursuant to this Section 13.

14.    Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

15.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely, SCHNITZER STEEL INDUSTRIES, INC.

By:	/s/ Ralph R. Shaw
Ralph R. Shaw, Chairman of the Compensation Committee of the Board of Directors

Agreed to this 17th day
of February, 2006.

/s/ John D. Carter
John D. Carter